Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement"), dated as of May 17, 2013, is between Frozen Food Express Industries, Inc., FFE Transportation Services, and any and all of their respective affiliated entities (collectively referred to hereinafter as "Company") and John McManama ("Employee").

WHEREAS, Employee is the Senior Vice President and Chief Financial Officer of the Company;

WHEREAS, Company and Employee have agreed that Employee's employment with Company and all other director, officer and employee positions, if any, held by Employee will end effective May 17, 2013 ("Separation Date");

WHEREAS Company and Employee agree that the separation will be characterized as and constitute a voluntary resignation from all director, officer and employee positions with Company;

WHEREAS, in order to receive certain severance benefits under this Agreement, in addition to complying with its terms, Employee must fully cooperate with Company in the transition of Employee's responsibilities and preparation of necessary documents prior to Employee's acceptance of this Agreement;

WHEREAS, commencing on the Separation Date, Employee will have no power or authority to incur any debt, liability, or obligation on behalf of Company; and

WHEREAS, Company and Employee desire to settle fully and finally all differences between them.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.            TERMINATION OF EMPLOYMENT:  Employee's employment with Company and all other director, officer and employee positions, if any, held by Employee will end effective the Separation Date.  Employee shall execute such letters of resignation as reasonably requested by the Company to evidence such resignation.

2.            FINAL COMPENSATION.  As payment for Employee's services through the Separation Date, the Company will provide Employee with the following:

a.            Salary and Vacation Pay.  Company shall pay Employee his salary for all time worked through  May 17, 2013, and for 120 hours of earned but unused vacation pay (the "Final Compensation").

b.            Business Expense Reimbursement.  Company will reimburse Employee for all of Employee's  incurred but un-reimbursed business expenses, said payment to be made within the customary time following receipt of an expense account submitted by Employee, provided, however, that Employee submits such expense account statement not later than ninety (90) days after the Effective Date of this Agreement.

c.            COBRA notice within the time required by law following Employee's last day on Company's payroll.  The company will provide payment of COBRA premium for a period of six months from the Separation Date or until new employment is secured, whichever occurs first.  This period will include the Employee's benefits under the Company's Exec-U-Care program.  Employee's participation in the health plan and Exec-U-Care will end following this period unless continued by Employee under COBRA and, then, at Employee's sole expense.

3.            CONSIDERATION FROM THE COMPANY.  In consideration of the promises made in this Agreement, the Company agrees to pay Employee severance pay in the gross amount of $185,625.00 (the "Severance Payment").  The Severance Payment shall be paid in a lump sum but shall not be due and payable until five business days after the revocation period has passed (see Section 13 below) without revocation being exercised by Employee.  The Severance Payment will be reduced for appropriate deductions for federal, state and local income taxes and social security taxes and any other deductions authorized by Employee.  Company makes no representation as to the tax consequences or liability arising from the Severance Payments.  Moreover, the Parties understand and agree that any tax consequences and/or liability arising from the payment to Employee shall be the sole responsibility of Employee.  To this extent, Employee acknowledges and agrees that he will pay any and all taxes which may be determined to be due in connection with the payment of the Severance Payment described in this section.  Employee further acknowledges and agrees that the Severance Payment constitutes consideration that is in addition to anything of value to which Employee would have been entitled absent his signing and not timely revoking this Agreement, and that other than through the Agreement, Employee is not otherwise entitled to the Severance Payment.

4.            COMMITMENTS BY EMPLOYEE.  Employee agrees that:

a.
No Reapplication.  He will not at any time apply for or otherwise seek employment or reemployment with Company or any person, corporation or other entity covered by the Release in Section 7, and that neither Company nor any person, corporation or other entity covered by the Release in Section 7 has any obligation, contractual or otherwise, to rehire, reemploy, recall or hire him in the future.

b.
Confidential Information and Business Secrets.  Employee acknowledges that he has had access to and has become familiar with various trade secrets and proprietary and confidential information of Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Confidential Information and Business Secrets") which are owned by Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Confidential Information and Business Secrets (1) are secret and not known in the industry; (2) give Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Confidential Information and Business Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information and Business Secrets; and (4) are valuable and special and unique assets of Company or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company or its subsidiaries and/or affiliates.  Employee may not use or disclose the Confidential Information and Business Secrets in any way, directly or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.  Employee agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Confidential Information and Business Secrets to any entity, agency, tribunal, or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to Company.  For this purpose, Employee irrevocably nominates and appoints Company (including any attorney retained by Company), as his true and lawful attorney-in-fact, to act in Employee's name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.

c.
Return of Confidential Information and Business Secrets. All files, records, documents, information, data, and similar items relating to the business of Company, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Company, and in any event must be promptly delivered to Company upon execution of this Agreement.

d.
Non-Solicitation of Company Employees.  Employee will not, for a period of two years following the Effective Date of this Agreement, whether for his own account for the account of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, hire, or endeavor to entice away from Company any person who is employed by or otherwise engaged to perform services for Company.

e.
Cooperation with Company in Legal and Other Matters.  Employee will fully cooperate with Company in handling its legal and other matters in which he was involved or about which he has knowledge, such as answering inquiries from Company, testifying and engaging in other efforts on behalf of Company and its affiliated companies.  Employee will make himself available upon reasonable notice at reasonable times and places in order to prepare for giving testimony, and to testify at deposition, trial or other legal proceedings, without Company having to serve him with a subpoena.  Employee expressly agrees that he will not be entitled to compensation, of any type or in any amount, for any of his time expended in such proceedings, but Company agrees to reimburse Employee for his reasonable out-of-pocket costs and expenses.

f.
Refund of Severance Agreement for Breach.  If Employee fails to comply with any of the provisions of this Agreement, Company will be entitled to a refund of the Severance Payment paid to him.  In addition, Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction or other relief in order to enforce or prevent violation of such provision or provisions.  Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages against Employee.

5.            TAX CONSEQUENCES.  Employee acknowledges and agrees that Company had made no representations to him regarding the tax consequences of any amount received by him pursuant to this Agreement.  Employee agrees to pay any and all federal, state or local taxes, if any, which are required by law to be paid by him as taxpayer with respect to this Agreement.  Employee further agrees to indemnify and hold harmless Company from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Company for any amounts claimed due from him on account of this Agreement or pursuant to claims made under any federal, state or local tax law or regulation and any costs, expenses or damages incurred or sustained by Company by reason of any such claims, including without limitation any amounts paid by Company as taxes, fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

6.            ENTIRE PAYMENT.  Employee agrees that the Severance Payment shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation or consideration for any other claimed damages, costs or attorney fees in connection with the matters encompassed in this Agreement.

7.            COMPANY PROPERTY.  Employee represents that he has not removed any Company confidential or proprietary records, data or information or other Company property from Company and agrees that, if he has done so, all such records, data or information concerning Company or property thereof in his possession shall be returned to Company immediately.

8.            GENERAL RELEASE BY EMPLOYEE.  In consideration of the Severance Payment described in Section 3 of this Agreement, Employee releases and discharges Company from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity (collectively, the "Released Claims").  Without limiting the foregoing general release, Employee understands that this general release applies to, but is not limited to:

a.            All claims involving Company and its parent company, subsidiaries, affiliates, and divisions, as well as each of their respective officers, directors, employees, shareholders, members, and agents, (collectively, the "Released Parties").

b.            All claims arising out of Employee's employment relationship with Company and the termination of that employment relationship.

c.            All claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, or ordinances, including, but not limited to:

i.            the Americans with Disabilities Act;
ii.            the Age Discrimination in Employment Act (the "ADEA");
iii.            the Older Workers Benefit Protection Act (the "OWBPA");
iv.            Title VII of the Civil Rights Act of 1964, as amended;
v.            42 U.S.C. § 1981, as amended;
vi.            the Equal Pay Act;
vii.            the Employee Retirement Income Security Act;
viii.            the Consolidated Omnibus Budget Reconciliation Act;
ix.            the Rehabilitation Act of 1973;
x.            the Civil Rights Act of 1991;
xi.            the Family and Medical Leave Act (the "FMLA");
xii.            the Texas Commission on Human Rights Act;
xiii.            the Florida Civil Rights Act; and
xiv.            any other employment discrimination laws.

d.
All claims based on constitutional, statutory, common law, or regulatory grounds, and any and all claims based on theories of workers compensation retaliation, breach of contract or implied covenant, deprivation of equity interest, shareholder rights, conversion, defamation, retaliation, wrongful or constructive discharge, fraud, misrepresentation, promissory estoppel, or intentional and/or negligent infliction of emotional distress.

e.
All claims for any relief, no matter how denominated, including, but not limited to, back pay, front pay, vacation pay, holiday pay, bonuses, compensatory damages, punitive damages, damages for pain and suffering and attorney fees.

Employee agrees to take all steps necessary to effect a valid and complete release of all possible claims against Company, including any claims under the FMLA and the Fair Labor Standards Act ("FLSA").  Employee certifies, acknowledges and agrees that he has been afforded and received all rights and entitlements due him in accordance with the FMLA and the FLSA as of the date of this Agreement, and at all times before, and that he has suffered no harm, injury, damages or losses compensable under the FMLA or the FLSA; nor does he have a legal claim, demand, cause of action or right of recovery under the FMLA or FLSA as of the date of this Agreement.

9.            WAIVER OF UNKNOWN CLAIMS.  The parties understand and agree that Released Claims include not only claims presently known to Employee, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of Released Claims as described in Section 8.  Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Therefore, Employee waives any and all rights or benefits which he may now have, or in the future may have, under such laws as Section 1542 of the California Civil Code which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

10.            COVENANT NOT TO SUE.  Employee shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to Released Claims.

11.            CONFIDENTIALITY AND NON-DISPARAGEMENT.  Employee understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Employee to any entity or person, for any reason, at any time, without the prior written consent of Company, unless required by law.  Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to his spouse and family, or for legitimate business reasons, to legal, financial, and tax advisors.  Employee shall not disparage or make false or adverse statements about the Company or any of its subsidiaries or any of their respective directors, officers or employees.  The Company and it subsidiaries and their respective directors, officer and employees will not disparage or make false or adverse statements about Employee.

12.            NONADMISSION.  The parties understand that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Company.  The liability for any and all claims is expressly denied by Company.

13.            AGE DISCRIMINATION CLAIMS.   Employee understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and any similar State law; (ii) he has received consideration beyond that to which he was previously entitled, including, but not limited to the Severance Payment specified in Section 3 above; (iii) he has been advised to consult with an attorney before signing this Agreement; (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement; and (v) he may revoke this Agreement (by written notice to the Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior written revocation by Employee.  The parties understand and agree that Section 10, covenant not to sue, does not apply to claims brought under the Age Discrimination in Employment Act, and that all other sections do apply, including but not limited to the release of all claims.

14.            ASSIGNMENT, SUCCESSORS AND ASSIGNS.  Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to the Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns.  This Agreement shall also inure to the benefit of any Released Party.  This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

15.            SEVERABILITY.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

16.            GOVERNING LAW.  Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

17.            INTERPRETATION.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

18.            STATEMENT OF UNDERSTANDING/REPRESENTATION BY COUNSEL.  By executing this Agreement, Employee acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) he has no contractual right or claim to the Severance Payment described in Section 3 herein except as provided by this Agreement; and (d) the consideration provided for herein is good and valuable.  Both parties acknowledge that they have had the opportunity to consult counsel in regard to this Agreement.  They further acknowledge that they have read and understand the Agreement and they are fully aware of its legal effect.  Finally, both parties are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

19.            INTEGRATION/MERGER/ENTIRE AGREEMENT.  The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Company, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements, representations and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement such that it is the entire Agreement between the parties, fully integrated and all prior discussions merged herein.

20.            NEUTRAL REFERENCE POLICY.  Pursuant to Company policy, the Human Resources Department will confirm to prospective employers Employee's position held, dates of employment and amount of compensation.  Company will not provide any other information about Employee's employment, including a letter of reference.

21.            NOTICES.  All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand, reputable local or overnight delivery services or mailed within the continental United States by first class, registered, or certified mail, return receipt requested, postage and registry fees prepaid to the addresses indicated below.

The parties have duly executed this Agreement as of the date first written above.

/s/ John McManama	06/12/2013
John McManama	[Date]

Address:
1800 Renfro Road
Colleyville, TX 76034

FROZEN FOOD EXPRESS INDUSTRIES, INC.,
FFE TRANSPORTATION SERVICES,
AND ALL AFFILIATED ENTITIES

By: /s/ S. Russell Stubbs	06/12/2013
S. Russell Stubbs	[Date]
President and CEO

Address:
1145 Empire Central Place
Dallas, Texas 75247-4309